INFORMATION

For Immediate Release
September 16, 2005
Contact: 513.271.3700
John A. Kraeutler, President

MERIDIAN BIOSCIENCE ANNOUNCES PRICING OF
$58 MILLION COMMON STOCK OFFERING

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today announced that it has priced a public offering of 3,300,000 shares of common stock at $17.50 per share. Of the total number of shares, 1,800,000 shares are being offered by the Company, and 1,500,000 shares are being offered by The William J. Motto Irrevocable Family Trust. Mr. Motto is the Company’s Chairman and Chief Executive Officer. The shares are being offered pursuant to a shelf registration statement that was previously filed with the U.S. Securities and Exchange Commission.

The Company will receive approximately $29,600,000 in net proceeds from the sale of its shares in the offering, after deducting underwriting discounts and commissions and estimated expenses of the offering. The Company expects to use the net proceeds received by it from the offering for general corporate purposes, including funding potential future acquisitions. The Company will not receive any of the proceeds from the shares offered by The William J. Motto Irrevocable Family Trust.

Robert W. Baird & Co. acted as sole manager of the offering. The public offering of the shares is expected to close on September 21, 2005.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering is being made only by means of a prospectus supplement, a copy of which may be obtained from the offices of Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, Wisconsin 53202-5391. An electronic copy of the prospectus supplement will be available on the Securities and Exchange Commission’s website at http://www.sec.gov.

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals along with proteins and other biologicals used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices and diagnostics manufacturers in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com. . (end)